Exhibit 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

Consent of Independent Registered Public Accounting Firm

The Board of Directors,
Storm Cat Energy Corporation (the “Company”)

We hereby consent to the reference to us under the heading “Experts” and “Incorporation by Reference” in the Registration Statement on Form S-1 of Storm Cat Energy Corporation of our report dated April 8, 2005 on the consolidated balance sheet of the Company as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years ended December 31, 2004 and 2003 which appear in the Company’s Form 20-F/A for the fiscal year ended December 31, 2005 filed with the United States Securities and Exchange Commission.

February 28, 2007	“Amisano Hanson”
Vancouver, Canada	Amisano Hanson, Chartered Accountants